Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of October 8, 2014 by and between Waterfall International Inc., a Delaware corporation (“Purchaser”), and Archer USA Inc., a Delaware corporation (“Seller”). Each party is sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, Seller owns certain assets and has certain liabilities associated with a mobile marketing technology and service provider business (the “Marketing Services Business”), which for purposes of this Agreement specifically excludes the “Healthcare Business,” which means Seller’s provision of services and solutions to the Healthcare Customers and Partners (as defined below). The services and solutions fall into four categories:

1.          Patient Engagement: Communications between healthcare providers and patients, caregivers and related parties;

2.          Medication Engagement: Communications regarding medication, including medication adherence and compliance and educational communications;

3.          Member Engagement: Communications between health insurers and their actual and potential members; and

4.          Employee Engagement: Communications between employers and employees regarding business matters, including but not limited to HR communications, such as employee benefits plans, wellness programs, and other employee education communications.

Without limiting the generality of the foregoing, the “Healthcare Business” specifically excludes marketing communications for non-provider supplied healthcare products including, for example, drug promotion campaigns and insurer member acquisition campaigns. “Healthcare Customers and Partners” means the entities identified on Schedule 4.11(c). Following the Closing, from time to time, Seller may wish to sign up additional customers and/or partners for its Healthcare Business. So long as the Master Services Agreement (as defined below) remains in effect, Seller agrees to provide Purchaser with ten (10) days advance written notice prior to onboarding such new customer or partner.

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain defined assets used or held for use by Seller in the conduct of the Marketing Services Business, all as more fully identified in this Agreement.

WHEREAS, Seller desires to assign to Purchaser, and Purchaser desires to assume, certain of the liabilities and obligations of Seller, all as more fully set forth in this Agreement.

WHEREAS, on September 6, 2014, Seller filed a voluntary petition for relief pursuant to Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).

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WHEREAS, Seller’s bankruptcy case is pending in the United States Bankruptcy Court for the Western District of Washington at Seattle (the “Bankruptcy Court”) as Case No. 14-16659 (the “Bankruptcy Case”).

WHEREAS, notwithstanding the Bankruptcy Case, Seller and Purchaser desire to effectuate the transactions contemplated herein, pursuant to final orders of the Bankruptcy Court presiding over the Bankruptcy Case, (a) authorizing the sale of the Purchased Assets (defined hereafter), pursuant to Section 363 of the Bankruptcy Code, free and clear of all liens, claims, encumbrances, interests and contingent claims or interests (the “Sale Order”), and (b) the assumption and assignment of the Seller Contracts (defined hereafter), pursuant to an order of the Bankruptcy Court entered pursuant to Section 365 of the Bankruptcy Code (the “Assumption and Assignment Order”).

WHEREAS, if not already filed, Seller will file motions seeking entry of a Sale Order (“Sale Motion”) and of an Assumption and Assignment Order (“Assumption and Assignment Motion”), within five (5) business days of execution of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and intending to be legally bound, the Parties agree as follows:

1.           Sale and Acquisition of Assets; Assumption of Liabilities; Purchase Price.

1.1           Sale and Acquisition of Assets. Subject to the entry of the Sale Order and to the terms and conditions of this Agreement, Seller hereby grants, sells, assigns, transfers and delivers to Purchaser, and Purchaser hereby purchases and acquires from Seller, all right, title and interest of Seller in, to and under the assets set forth on Schedule 1.1 attached hereto (the “Purchased Assets”), free and clear of any liens, claims, interests, encumbrances, or contingent claims or interests, except as set forth in Schedule 1.2.

1.2           Assumption of Liabilities. Subject to the terms and conditions of this Agreement, Purchaser hereby agrees to assume, pay, discharge and perform, as appropriate, those liabilities and obligations set forth on Schedule 1.2 attached hereto (the “Assumed Liabilities”).

1.3           Assumption of Contracts. Each Contract which is either a Purchased Asset or Assumed Liability is referred to herein as a “Seller Contract”. All Seller Contracts are listed on either Schedule 1.1 or Schedule 1.2, as applicable. “Contract” shall mean any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding agreement, commitment, obligation, arrangement or understanding, whether oral or in writing. To Seller’s knowledge, Schedule 1.2 sets forth for each Seller Contract all cure amounts to be satisfied for purposes of Seller’s Assumption and Assignment Motion (“Cure Amounts”) and, subject to payment of the Cure Amounts and entry of the Assumption and Assignment Order, Seller will be permitted to assume and assign to Purchaser the Seller Contracts without consent of any other Person (as defined in below). As part of the Sale Motion, or as a separate motion, Seller will file the Assumption and Assignment Motion seeking entry of the Assumption and Assignment Order as to all Seller Contracts, within five (5) business days following the entry of the Sale Order.

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1.4         Purchase Price. The consideration being paid by Purchaser for the sale and acquisition of the Purchased Assets and the other transactions contemplated by this Agreement consists of the following:

(a)          $3,000,000 in cash payable at the Closing (as defined below) by wire transfer of immediately available funds to a bank account designated by Seller, less any amounts that may become payable under the Nonsolicitation and IP Assignment Agreements described in Section 2.2(d) below (the “Closing Consideration”);

(b)          up to an additional $500,000 in cash payable 120 days after the Closing by wire transfer of immediately available funds to a bank account designated by Seller (the “Contingent Consideration”), provided that the Seller Contracts listed on Schedule 1.4(b) are assigned to Purchaser within 120 days after the Closing pursuant to the Assumption and Assignment Order; provided, however, that, to the extent that the Assumption and Assignment Order requires payment by Purchaser of a Cure Amount with respect to any Seller Contract, such Cure Amount may be subtracted from the Contingent Consideration; and

(c)          up to an additional $500,000 in cash payable 120 days after the Closing by wire transfer of immediately available funds to a bank account designated by Seller (the “Additional Contingent Consideration”, and collectively with the Closing Consideration and the Contingent Consideration, the “Purchase Price”), provided that there are no outstanding claims by any Purchaser Indemnified Party pursuant to Section 7 at such time; provided, however, that the Additional Contingent Consideration shall be subject to upward or downward adjustment in accordance with Section 7.5; provided, further, that any Employee Support Cost Deduction as defined and limited in Section 2.2 below, may be subtracted from the Additional Contingent Consideration.

1.5         Closing Balance Sheet; Working Capital Adjustment.

(a)          On or prior to the thirtieth (30th) day following the Closing, Seller shall prepare and deliver to Purchaser a schedule of all assets and liabilities of Seller’s Marketing Services Business as of the close of business on the date of Closing (the “Closing Balance Sheet”).

(b)          Upon receipt of the Closing Balance Sheet, Purchaser shall be permitted during the succeeding thirty (30) day period to examine the work papers used or generated in connection with the preparation of the Closing Balance Sheet and such other documents as Purchaser may reasonably request in connection with its review. The Closing Balance Sheet shall become final and binding upon the Parties unless, within thirty (30) days following its submittal to Purchaser, Purchaser notifies Seller of its specific objection(s) (the “Closing Balance Sheet Objection”) thereto in writing (the “Objection Notice”). If Purchaser so notifies Seller of its objection to the Closing Balance Sheet, Purchaser and Seller shall negotiate in good faith to resolve the Purchaser’s Closing Balance Sheet Objection. If, within fifteen (15) days following the receipt of the Objection Notice by Seller any of such objections have not been resolved or waived, the Parties shall submit the dispute to an independent third party auditor mutually agreed on by the Parties (the “Auditor”), and the Auditor’s opinion thereon and the resulting Closing Balance Sheet shall be final, binding and not subject to any appeal; provided, however, that if after good faith efforts, the Parties cannot agree on the Auditor, then each Party shall designate an independent third party auditor and then cause the two auditors so designated to mutually designate an independent third party auditor, which shall be the Auditor. The fees and expenses incurred in connection with any Balance Sheet Objection shall be borne by the Party incurring them, provided that the fees and expenses of the Auditor in connection with any such resolution shall be paid one-half by Seller and one-half by Purchaser.

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(c)          If the Net Working Capital (as defined below) reflected on the Closing Balance Sheet is less than $0, Seller shall reimburse Purchaser in an amount equal to such deficiency. “Net Working Capital” means current assets less current liabilities of the Marketing Services Business acquired hereunder. Purchaser shall recoup all or any part of any deficiency amount pursuant to this Section 1.5(c) by notifying Seller, within three (3) business days of the date on which the Contingent Consideration is due, that Purchaser is reducing the Contingent Consideration payable, if any, by subtracting that amount from the Contingent Consideration. If there is no Contingent Consideration or the Contingent Consideration payable is insufficient to cover any deficiency, Seller shall pay to Purchaser an amount equal to such deficiency by wire transfer within ninety (90) days after the Closing.

2.           Closing; Closing Deliveries.

2.1         Closing. The closing of the transactions contemplated by this Agreement shall occur within five (5) days of the entry of the Sale Order provided that the applicable deliveries contemplated by Section 2.2 and Section 2.3 have been made or waived by the appropriate party as of such time, except as provided herein (the “Closing”).

2.2         Purchaser Deliveries. Concurrently with the Closing, Purchaser shall deliver to Seller:

(a)          the Closing Consideration;

(b)          a Master Services and Software License Agreement substantially in the form of Exhibit A (the “Master Services Agreement”) duly executed by Purchaser as licensor;

(c)          employment, consulting or service agreements by and between Purchaser and each of Chris Wayman (“Wayman”), Srini Kandikattu (“Kandikattu”) and Rich Moore (the “Technical Support Employees”) on terms reasonably satisfactory to such parties (the “Technical Employee Support Agreements”) duly executed by such employees. For notice purposes in connection with Seller’s Sale Motion, Purchaser shall disclose to Seller the financial terms of each such agreement no later than five (5) business days prior to entry of the Sale Order. In the event Purchaser hires an employee of Seller as of the Closing pursuant to the Technical Support Agreements or otherwise and terminates such employee within ninety (90) days after the Closing, Purchaser shall be entitled to subtract from the Contingent Consideration and/or the Additional Contingent Consideration the amount of any severance or similar cash payment payable to such employee as a result of such termination (each, an “Employee Support Cost Deduction”); provided, however, that the aggregate amount of all Employee Support Cost Deductions shall in no event exceed $100,000; and

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(d)          nonsolicitation and intellectual property assignment agreements by and between Purchaser and each of Wayman and Kandikattu on terms reasonably satisfactory to such parties (the “Nonsolicitation and IP Assignment Agreements”). Under the terms of the Nonsolicitation and IP Assignment Agreements, Wayman and Kandikattu will agree, among other things, to assign certain inventions, trade secrets and other intellectual property to Purchaser and not to solicit Purchaser’s customers or employees for a period of 24 months following the later of the Closing and the termination of the applicable Technical Employee Support Agreement, in consideration for which each of Wayman and Kandikattu will receive $125,000 on the date 120 days after the Closing.

2.3         Seller Deliveries. If not already provided prior to execution of this Agreement, Seller shall deliver to Purchaser:

(a)          as soon as practicable after signing and delivery of the Agreement, the Sale Motion, in a form and substance reasonably satisfactory to Purchaser;

(b)          as soon as practicable after signing and delivery of the Agreement, a Sale Order, in a form and substance reasonably satisfactory to Purchaser;

(c)          as soon as practicable after signing and delivery of the Agreement, the Assumption and Assignment Order, in a form and substance reasonably satisfactory to Purchaser;

(d)          concurrently with the Closing, (i) the Master Services Agreement, duly executed by Seller as licensee, and (ii) the Nonsolicitation and IP Assignment Agreements, duly executed by each of Wayman and Kandikattu;

(e)          concurrently with the signing and delivery of this Agreement, a final Disclosure Schedule as contemplated by Section 4;

(f)          concurrently with the Closing, a good standing certificate of Seller issued within two (2) business days prior to the date of the Closing by the Secretary of State of the State of Delaware;

(g)          concurrently with the Closing, (i) a certificate of the secretary of Seller certifying as to the accuracy of the bylaws and resolutions of Seller approving the execution and delivery of this Agreement and the performance of the transactions contemplated hereby and (ii) a certificate of the Chief Executive Officer of Seller to the effect that (the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the Closing Date (as though made as of the Closing Date), except for representations and warranties that are made as of a specific date, which representations and warranties shall be so true and correct as of such date); and

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(h)          concurrently with the Closing, the Technical Employee Support Agreements duly executed by each relevant employee.

3.           Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

3.1           Organization and Standing. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or as contemplated herein.

3.2           Authority. The execution and delivery of this Agreement and the approval of the transactions contemplated therein have been duly authorized by the board of directors of Purchaser. No further corporate authority is necessary on the part of Purchaser for such execution and delivery.

3.3           Power to Contract. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor the compliance with the terms hereof, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser’s certificate of incorporation or bylaws or any agreement or instrument to which Purchaser is now a party, or constitute a default thereunder, or result in the creation or imposition of any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (“Lien”) whatsoever upon any of the property or assets of Purchaser, or in any way impair the rights granted or agreed to be granted to Purchaser hereunder.

3.4           Litigation. There is no suit, action, or legal, administrative, arbitration or other proceeding or investigation, pending or, to the knowledge of Purchaser, threatened which affects its ability to perform its obligations hereunder or which materially adversely affects its business and affairs.

3.5           Agreements Authorized. Subject to entry of a Sale Order and approval of this Agreement by the Bankruptcy Court, Purchaser has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and all other Transaction Documents (as defined below) contemplated to be executed and delivered by Purchaser in connection with this Agreement, and the execution, delivery and performance of this Agreement and such other Transaction Documents by Purchaser, and the consummation of the transactions contemplated hereby and thereby (“Transactions”), have been duly authorized by the Sale Order and all necessary corporate and other action and do not require notice to, or the consent or approval of, any governmental or other regulatory authority or other Person (as defined below). Subject to entry of a Sale Order and approval of this Agreement by the Bankruptcy Court, each of this Agreement and the other Transaction Documents has been duly executed and delivered by Purchaser and constitutes legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms. “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, joint venture, estate, trust, firm or other enterprise, association, organization, entity or any governmental authority.

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4.           Representations and Warranties of Seller. As an inducement for Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchaser that each of the statements in this Section 4 is complete and correct as of the date hereof, except as expressly set forth in the disclosure schedule attached hereto (“Disclosure Schedule”), specifying by number the representation qualified, and will be true and correct as of the Closing in all material respects:

4.1         Organization, Good Standing, Qualification.

(a)          Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to (i) own and use its assets in the manner in which its assets are currently owned and used, (ii) conduct its business in the manner in which its business is currently being conducted and (iii) perform its obligations under all Seller Contracts.

(b)          Seller has no interest, direct or indirect, in any partnership, joint venture, corporation or other business entity related to the Marketing Services Business.

(c)          The copies of the certificate of incorporation and bylaws of Seller, the stock records of Seller and the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of Seller, the board of directors of Seller and all committees thereof, to the extent they relate to this Agreement, have been previously delivered to Purchaser and are complete and correct.

(d)          There has not been any violation of any provision of the certificate of incorporation or bylaws of Seller and no violation of any resolution adopted by the stockholders of Seller, the board of directors of Seller or any committee of the board of directors of Seller, and no event has occurred, and no condition or circumstance exits, that would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation that would result in a Material Adverse Effect on the Marketing Services Business. “Material Adverse Effect” shall mean any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, is, or could reasonably be expected to be, materially adverse to the business, assets (whether tangible or intangible), condition (financial or otherwise) or operations of such entity and its subsidiaries (if any), taken as a whole. Seller is duly qualified and in good standing in each jurisdiction in which the character of its Marketing Services Business makes such qualification necessary.

4.2         Agreements Authorized. Subject to entry of a Sale Order and approval of this Agreement by the Bankruptcy Court, Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and all other Transaction Documents (as defined below) contemplated to be executed and delivered by Seller in connection with this Agreement, and the execution, delivery and performance of this Agreement and such other Transaction Documents by Seller, and the consummation of the Transactions, have been duly authorized by the Sale Order and all necessary corporate and other action and do not require notice to, or the consent or approval of, any governmental or other regulatory authority or other Person. Subject to entry of a Sale Order and approval of this Agreement by the Bankruptcy Court, each of this Agreement and the other Transaction Documents has been duly executed and delivered by Seller and constitutes legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

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4.3           No Conflict; Consents. Except as provided in the Sale Order or as set forth on Schedule 4.3, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party will not (i) modify, breach, conflict or constitute grounds for the occurrence or declaration of a default under or allow another party a right to terminate any Seller Contract, accelerate the maturity or performance of any Seller Contract, or cancel, terminate or modify any Seller Contract, (ii) violate any federal, state, local or municipal law, ordinance, statute, constitution, rule, regulation, ruling, decision, opinion, interpretation or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (“Legal Requirement”), or any order, judgment, or decree of any court or other agency of government (“Governmental Body”) to which Seller is subject, (iii) violate any provision of the certificate of incorporation or bylaws of Seller, (iv) result in the creation or imposition of (or the obligation to create or impose) any liens, mortgages, charges, claims, liabilities, options, debts, security interests, secured claims, and other encumbrances of any kind or nature whatsoever, whether or not contingent, liquidated, disputed or known (collectively, “Claim”) on any asset owned or used by Seller, or (v) cause Seller to become subject to, or to become liable for the payment of, any and all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (collectively, “Tax”), or cause any of the Purchased Assets to be reassessed or revalued by any taxing authority or other governmental body. Except as provided in the Sale Order or as set forth on Schedule 4.3, Seller was not, is not and will not be required to make any filing with or give any notice to, or to obtain any approval, consent or waiver from, any Person in connection with the execution and delivery of this Agreement or any other Transaction Document contemplated to be executed and delivered by Seller in connection with this Agreement or the consummation or performance of any of the Transactions.

4.4           Accounts Receivable. Schedule 4.4 provides an accurate and complete breakdown and aging, as of August 31, 2014, of all accounts receivable, notes receivable and other receivables of Seller relating to the Seller Contracts,. Copies of all Seller Contracts with accounts receivable in excess of $2,000 have been delivered to Purchaser. All such accounts receivable represent valid obligations of customers of Seller arising from bona fide transactions entered into in the ordinary course of business, and the goods and services involved have been sold and delivered to the account obligor, and no further goods or services are required to be provided in order to complete the sales and to entitle Seller to collect the accounts receivable in full. No such account has been assigned or pledged to any other Person and no defense or setoff to any such account has been asserted by the account obligor or exists. Effective upon the entry of the Assumption and Assignment Order, Seller shall be deemed to have waived and renounced all claims to accounts receivable arising under any Seller Contract for services provided after the Closing.

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4.5         Undisclosed Liabilities.

(a)          There are no Liabilities (as defined below) (including without limitation Liabilities to current and former employees, arising out of any benefit plan, health plan, dental plan, long or short term disability plan, life insurance plan, or other similar plan or policy of Seller), contingent or otherwise and whether or not such Liabilities would ordinarily be required under GAAP to be accrued on a balance sheet or referred to in a footnote, which would prevent the consummation of the Transactions. “Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, deficiency or guaranty of or by any Person of any type, whether known or unknown, accrued, absolute, contingent, matured or unmatured, including any liability for Taxes.

(b)          Schedule 1.2 provides an accurate and complete breakdown of all Liabilities being assumed by Purchaser.

4.6         Real Property. Seller does not own any real property or any interest in real property used in the Marketing Services Business, except for leaseholds created under real property leases identified in Schedule 4.6. Schedule 4.6 provides an accurate and complete description of the premises covered by said leases and the facilities located on such premises. Seller enjoys peaceful and undisturbed possession of such premises.

4.7         Personal Property. Except as set forth on Schedule 4.7, (a) Seller has all necessary right to use all personal property held by it or used in its Marketing Services Business, (b) all personal property owned or under lease by Seller for use in the Marketing Services Business is held free and clear of Claims other than Permitted Liens (as defined below), and (c) all equipment owned or used by Seller for use in the Marketing Services Business is in good operating condition, ordinary wear and tear excepted, and is adequate and sufficient for the operation of Seller’s Marketing Services Business as currently conducted. For purposes of this Agreement, “Permitted Liens” means (a) Claims for real property taxes not yet due and payable, and (b) statutory liens of landlords.

4.8         Powers of Attorney. Seller has not given a power of attorney to any Person in connection with the Marketing Services Business.

4.9         Restrictive Agreements. Except as set forth in Schedule 4.9, there are no contracts, agreements or understandings to which the Marketing Services Business or any officer level or other key employee or consultant of or to the Marketing Services Business is a party or under which Seller or any officer level or other key employee or consultant of Seller is in any way bound that in any way excludes or substantially restricts Seller or any such Person from competing in any geographic area or business sector.

4.10       Intellectual Property; Proprietary Information and Inventions.

(a)          Products. Schedule 4.10(a) accurately identifies each Seller Product. “Seller Product” shall mean any software (including firmware and other software embedded in hardware devices) or other product or service that is currently being or at any time has been developed, manufactured, supported, marketed, distributed, licensed, sold or made available (including as a software product or application, as part of a service bureau, cloud, or time-sharing, application service, or similar arrangement or otherwise) by Seller in connection with the Marketing Services Business.

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(b)          Registered IP. Schedule 4.10(b) accurately identifies: each item of Registered IP used in the Marketing Services Business in which the Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise), in each case listing: (i) the name of the applicant/registrant, inventor/author and current owner; (ii) the jurisdiction in which such item of Registered IP has been registered or filed; (iii) the applicable registration or serial number; (iv) the filing date, and issuance/registration/grant date; and (v) a brief description of the prosecution status thereof. “Registered IP” means any Intellectual Property Right used in the Marketing Services Business that is the subject of a formal application or registration with any Governmental Authority (or with respect to domain names, any domain name registrar) including (i) issued Patents, (ii) registered Copyrights (including maskwork registrations), (iii) registered Trademarks, (iv) domain name registrations, and (v) any applications, including provisional applications, for any of the foregoing (as applicable). “Intellectual Property Rights” shall mean common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent applications and inventors’ certificates and divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) (“Patent”), (ii) copyrights, copyright registrations and copyright applications, Moral Rights and mask work rights (“Copyrights”), (iii) trade and industrial secrets and confidential information and know how (“Trade Secrets”), (iv) trademarks, trade names and service marks, and any applications or registration of the same (“Trademarks”), (v) domain names and Internet addresses, (vi) other proprietary rights relating or with respect to the protection of Technology, (vii) and any moral rights, rights of attribution or rights to integrity of works (“Moral Rights”), and (viii) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(viii)” above.

(c)          Inbound Licenses. Schedule 4.10(c)(1) accurately identifies: (i) each Seller Contract pursuant to which any Intellectual Property Right or Technology is or has been licensed, sold, assigned or otherwise conveyed or provided to Seller (other than: (A) agreements between the Seller and its employees on the Seller’s standard form that has been provided to Purchaser; and (B) agreements for Shrink-Wrap Code); and (ii) whether the licenses or rights granted to the Seller in each such Contract are exclusive or non-exclusive (such Seller Contracts, “Seller Company In-Licenses”). Except as set forth in Schedule 4.10(c)(2), all such Seller Contracts shall survive the transactions contemplated by this Agreement for the benefit of the Purchaser. “Technology” shall mean any or all of the following tangible items and any and all instantiations of the following in any form and embodied in any media: (i) works of authorship including computer programs, source code, executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data related to the foregoing, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) tools, methods and processes, and (vii) devices, prototypes, schematics, breadboards, netlists, mask works, test methodologies, verilog files, emulation and simulation reports, test vectors, and hardware development tools. “Shrink-Wrap Code” shall mean generally commercially available binary software code (other than development tools and development environments and open source software) where available for an average cost of not more than $1,000 for a perpetual license for a single user or work station (or $15,000 in the aggregate for all users and work stations) that is used by Seller but not incorporated into any Seller Products and that has not been customized for use by Seller in the Marketing Services Business.

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(d)          Outbound Licenses. Schedule 4.10(d) accurately identifies each Seller Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Seller IP or pursuant to which any Person has been granted access to any Seller Product or Seller Software (as part of a service bureau, cloud, or time-sharing, application service or similar arrangement or otherwise) (such Seller Contracts, “Seller Out-Licenses”). (“Seller IP”) shall mean all Technology and Intellectual Property Rights in which Seller has (or purports to have) an ownership interest, holds in its name or has an exclusive license or similar exclusive right. “Seller Software” shall mean any software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, made available, licensed or sold by Seller or used to support, or as a basis for providing, any service provided by Seller in the Marketing Services Business.

(e)          Seller IP. Seller has, and the Purchaser will have, the exclusive right to bring infringement actions with respect to the Seller IP. Seller is not bound by, and no Seller IP is subject to, any Seller Contract containing any covenant or other provision that in any way limits or restricts the ability of Seller to use, exploit, license, transfer, assert or enforce any Seller IP anywhere in the world.

(f)          Royalty Obligations. Schedule 4.10(f) contains a complete and accurate list and summary of all royalties, fees, commissions and other amounts payable by Seller to any other Person (other than sales commissions paid to employees according to Seller’s standard commissions plan) for the use or exploitation of any Technology or Intellectual Property Rights incorporated into or used in the development, testing, distribution, provision, maintenance or support of, any Seller Product used in the Marketing Services Business.

(g)          Standard Form IP Agreements. The Seller has delivered to Purchaser a complete and accurate copy of each standard form of Seller IP Contract used by Seller at any time in the Marketing Services Business, including each standard form of: (i) end user license agreement; (ii) development agreement; (iii) employee agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision; (iv) maintenance agreement; (v) consulting or independent contractor agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision; or (vi) confidentiality or nondisclosure agreement. “Seller IP Contract” shall mean any Seller In-Licenses, Seller Out-Licenses, and any other Seller Contract to which Seller is or was a party or by which Seller is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, or any other right to use or exploit, any Intellectual Property Right or that otherwise relates to any Seller IP or any Technology developed by, with or for Seller and used in the Marketing Services Business.

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(h)          Ownership Free and Clear. Seller exclusively owns all right, title and interest to and in the Seller IP used in the Marketing Services Business free and clear of any Liens. Each Person (including each Seller employee) who was or is involved in the creation or development of any Seller IP, including without limitation any localization, customization, translation or other modifications to any Seller Product or any Seller IP, has signed a written, valid and enforceable Seller Contract containing: (1) an irrevocable, complete and unrestricted assignment of Intellectual Property Rights pertaining to such Seller IP to Seller, (2) irrevocable and perpetual waivers of Moral Rights to the extent permitted under applicable law, and (3) confidentiality provisions protecting the Seller’s confidential information, including the Seller IP. Seller has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Seller. Seller owns or otherwise has, and after the Closing, Purchaser will continue to have, all Intellectual Property Rights needed to conduct the Marketing Services Business as currently conducted.

(i)          Valid and Enforceable. All Seller IP used in the Marketing Services Business that is Registered IP is valid, subsisting and enforceable. Each item of Seller IP that is Registered IP: (1) has all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant Patent, Copyright, Trademark, domain registrars or other governmental authorities for purposes of maintaining such Registered IP; (2) is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use); and (3) is not subject to any unpaid maintenance fees or taxes. The Seller has no knowledge of any information, materials, facts or circumstances that would reasonably form the basis for a claim that any Seller IP is invalid or unenforceable. Except with respect to the Bankruptcy Case, the Seller is not subject to any order, writ, injunction, judgment or decree of any governmental authority that restricts or impairs the use, transfer or licensing of any Seller IP or other Intellectual Property Rights.

(j)          No Third Party Infringement of Seller IP. No Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Seller IP used in the Marketing Services Business.

(k)          Effects of This Transaction. Purchaser is acquiring the Seller IP transferred under this Agreement free and clear of all liens, claims, encumbrances, interests, and contingent claims or interests, other than the License. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement, the consummation of the transaction contemplated by the Agreement, will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Seller IP or any other Technology or Intellectual Property Rights incorporated into or used in the development, testing, distribution, provision, maintenance or support of any Seller Product or Seller Software; (ii) a breach of or default under any Seller IP Contract or other Contract relating to any Technology or Intellectual Property Rights incorporated into or used in the development, testing, marketing, distribution, provision, maintenance or support of any Seller Product or Seller Software; (iii) a payment or increased royalty or an obligation to offer any discount or be bound by any “most favored pricing” terms under any Seller IP Contract or other Contract relating to any Technology or Intellectual Property Rights incorporated into or used in the development, testing, marketing, distribution, provision, maintenance or support of any Seller Product or Seller Software; (iv) the release, disclosure or delivery of any Seller IP by or to any escrow agent or other Person; (v) any right of termination or cancellation under any Seller IP Contract; or (vi) the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to, either any of the Seller IP or the Intellectual Property Rights of Seller. Following the Closing, all Seller IP will be fully transferable, alienable or licensable by the Purchaser without restriction and without payment of any kind to any third Person.

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(l)          No Infringement of Third Party IP Rights. To its knowledge, Seller has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person in connection with the Marketing Services Business. The operation of the Marketing Services Business, including the use, development, 85ing, distribution, provision, maintenance and support of any Seller Product does not and, following the Closing, will not infringe, violate or make unlawful use of any Intellectual Property Right of, or contain any Technology or Intellectual Property Right misappropriated from, any other Person. Without limiting the generality of the foregoing, Seller never received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by Seller of any Intellectual Property Right of another Person, including any letter or other communication suggesting or offering that Seller obtain a license to any Intellectual Property Right of another Person.

(m)          No Harmful Code. The Seller Software is free from any defect, bug, virus or programming, design or documentation error or corruptant that would have a material effect on the operation or use of the Seller Software. None of the Seller Software or Seller Products contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer, tablet computer, handheld device or other device on which such Seller Software or Seller Products or such code is stored or installed; (ii) damaging or destroying any data or file without the user’s consent; or (iii) sending information to Seller or any other Person without the user’s consent. None of the Seller Software or the Seller Products (A) constitutes, contains or is considered “spyware” or “trackware” as such terms are commonly understood in the Software industry, (B) records a user’s actions without such user’s knowledge or (C) employs a user’s Internet connection without such user’s knowledge to gather or transmit information on such user or such user’s behavior.

(n)          Source Code. Except as set forth on Schedule 4.10(n), no source code for any Seller Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of Seller. Seller has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Seller Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any Seller Software to any other Person.

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(o)          Use of Open Source Code. Schedule 4.10(o) accurately identifies and describes: (i) each item of Open Source Code that is contained in, distributed or made available with or used in the development of the Seller Software or from which any part of any Seller Software is derived; (ii) the applicable license terms for each such item of Open Source Code; (iii) the Seller Software to which each such item of Open Source Code relates; (iv) the copyright holder(s) of such Open Source; and (v) any modifications to such Open Source made by Seller. No Seller Software contains, is derived from, is or has been distributed or made available with or is being or was developed using Open Source Code that is licensed under any terms that: (i) impose or could impose a requirement or condition that any Seller Software or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (ii) otherwise impose or could impose any other material limitation, restriction or condition on the right or ability of Seller to use, distribute or make available any Seller Software, or (iii) is used or distributed in violation of any license with respect to such Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License or that is defined as “Open Source” by the organization known as the Open Source Initiative (www.opensource.org).

(p)          IT Systems. The information technology systems of Seller are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Marketing Services Business. Seller (i) has taken reasonable measures to preserve and maintain the performance, security and integrity of the information technology systems (and all Software, information or data stored thereon) and (ii) maintains reasonable documentation regarding all information technology systems, their methods of operation and their support and maintenance. During the two (2) year period prior to the date hereof, (A) there has been no failure with respect to any information technology systems that has had a Material Adverse Effect on the operations of the Marketing Services Business and (B) there has been no unauthorized access to or use of any information technology systems (or any software, information or data stored thereon).

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(q)          Privacy. At all times since inception, Seller has provided accurate notice of its privacy practices, in compliance with all applicable laws, on all of its websites and these notices have not contained any material omissions of Seller’s privacy practices or practices concerning the collection, use, storage, retention, disclosure and disposal of Personal Information, which notices or omissions would have a Material Adverse Effect on the operations of the Marketing Services Business. The privacy policy or policies providing this notice and the periods each policy has been in effect are set forth in Schedule 4.10(q) (hereinafter collectively, the “Privacy Policies”). Seller’s privacy practices conform, and at all times have conformed, in all material respects to their respective Privacy Policies at the time each Privacy Policy was in effect and with any public statements regarding Seller’s privacy information security practices. Seller has complied in all material respects with all applicable laws relating to: (1) the privacy of users of (including Internet and device application users who view or interact with) Seller Products and all of Seller’s websites and device applications; and (2) the collection, use, storage, retention, disclosure, and disposal of any Personal Information collected by Seller or by third parties acting on Seller’s behalf or having authorized access to Seller’s records. Seller’s Privacy Policies and its practices concerning the collection, use, storage, retention, disclosure, and disposal, of Personal Information conform, and at all times have conformed, to all of Seller’s contractual commitments, including to its customers, viewers of Seller’s websites, users of (including Internet and device application users who view or interact with) Seller Products, Seller’s contractual commitments, including but not limited to those with analytics providers, data providers, social media services, publishers, advertisers and advertising networks, exchanges and advertising networks, through which Seller Products are offered or accessed. Seller’s Privacy Policies and Seller Products, including those offered through Seller’s service providers, conform to the Network Advertising Initiative’s Self-Regulatory Code of Conduct (2008) (“NAI Code”) and the Federal Trade Commission’s Principles for the Self Regulation of Online Behavioral Advertising (2009) (“FTC Principles”), to the extent that Seller’s Privacy Policies or Seller Products, including those offered through Seller’s service providers, are subject to the NAI Code or the FTC Principles. Except as required to process a transaction or provide Seller Products, Seller has not disclosed, nor has any obligation to disclose, any Personal Information to any third party. Each of Seller’s websites and Seller Products, all communications from Seller to users or customers (whether sent by Seller directly or through a third-party mechanism), and all materials distributed or marketed by Seller have at all times complied with applicable laws, with existing contractual commitments to third-parties, have made all disclosures to users or customers and obtained all necessary consents from users or customers required by applicable laws, and none of such disclosures made or contained in any of Seller’s websites, Seller Products or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable laws. No claims have been asserted or, to the knowledge of Seller, are threatened against Seller by any Person alleging a violation of any Person’s privacy, personal or confidentiality rights under the Privacy Policies. Seller operates its websites and mobile applications and otherwise conducts Marketing Services Business in compliance in all material respects with any contractual obligations relating to privacy, data protection, or the collection, use, storage, retention, disclosure, and disposal of Personal Information. Neither this Agreement nor the transactions contemplated by this Agreement will violate the Privacy Policies as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained. With respect to all Personal Information collected by Seller, Seller has at all times taken all steps reasonably necessary (including implementing and monitoring compliance with reasonable measures with respect to technical and physical security) to protect such Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of Seller, there has been no unauthorized access to or other misuse of any Personal Information. To the knowledge of Seller, there has been no unauthorized disclosure of electronic communications or Personal Information to any third party, including any governmental authority. “Personal information” means, in addition to any definition provided by Seller for any similar term (e.g., “personally identifiable information” or “PII”) in any Seller privacy policy or other public-facing statement, all information regarding or capable of being associated with an individual consumer or device, including, without limitation: (i) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, and marital or other status, and any other data used or intended to be used to identify, contact or precisely locate an individual; (ii) information that is created, maintained, or accessed by an individual (e.g., videos, audio, individual contact information); (iii) any data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed); and (iv) Internet Protocol addresses or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

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(r)          Unfair Competition. Neither the operation of the Marketing Services Business nor the use, provision, support, reproduction, making, distribution, provision, marketing, sale, license or display of the Seller Products, did, do or will constitute unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have knowledge of any basis therefor).

(s)          Security. At all times since inception, in the operation of its Marketing Services Business Seller has complied with: (1) all applicable law relating to the security of Personal Information, with respect to any and all Personal Information to which Seller has had access or otherwise collected or handled, or by third parties acting on Seller’s behalf or having authorized access to Seller’s records, and that is subject to such applicable law; and (2) the Payment Card Industry Data Security Standard, with respect to any payment card data that Seller has collected or handled, or by third parties on Seller’s behalf or having authorized access to Seller’s records. Seller’s information security practices conform, and at all times have conformed, with any information security statements in its respective Privacy Policies at the time each Privacy Policy was in effect and with any public statements regarding Seller’s information security practices. Seller’s information security practices conform, and at all times have conformed, to all of Seller’s contractual commitments, including, but not limited to, contractual commitments to payment card networks, issuers and acquirers. No actions have been asserted or, to the knowledge of Seller, are threatened against Seller by any Person with respect to the security of Personal Information. There has been no unauthorized access to, or disclosure or misuse of, Personal Information owned, licensed or maintained by Seller by or to any third party.

(t)          Government Funding. No government funding and no facilities of any university, college, other educational institution or research center were used in the development of any Seller IP where, as a result of such funding or the use of such facilities, any government or any university, college, other educational institution or research center has any rights in such Seller IP. To the knowledge of Seller, no current or former employee, consultant or contractor of Seller that contributed to the creation or development of any such Seller IP has performed any services for any government or any university, college, other educational institution or research center during a period of time during which such employee, consultant or contractor was also performing services for Seller.

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4.11       Seller Contracts.

(a)          Each Seller Contract is valid and binding on Seller and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither Seller, nor, to the knowledge of Seller, any other party thereto, is in breach of, or default under, any such Seller Contract, and no event has occurred that with notice or lapse of time or both would constitute such a material breach or default thereunder by Seller, or, to the knowledge of Seller, any other party thereto.

(b)          There is no Seller Contract or other Contract, judgment, injunction, order or decree to which Seller is a party or which is otherwise binding upon Seller, which has or may reasonably be expected to have the effect of prohibiting or impairing any acquisition or property (tangible or intangible) by Seller, the conduct of the Marketing Services Business by Seller, or otherwise limiting the freedom of Seller to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, Seller has never entered into any Contract pursuant to which it is restricted from selling, licensing, manufacturing or otherwise distributing any of its Technology or any Seller Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

(c)          Schedule 4.11(c) sets forth the names of all current customers of the Healthcare Business.

4.12       No Other Acquisition Agreement. Seller is not and does not intend to be a party to any agreement (other than this Agreement and the other Transaction Documents), formal or informal, written or oral, with any other Person concerning a merger, consolidation, asset or stock acquisition, disposition or other business acquisition or business combination transaction involving Seller’s Marketing Services Business.

4.13       Officers, Directors and Employees. Schedule 4.13 sets forth the names of all officers and directors of Seller, and any employee, consultant, distributor, independent contractor, agent or representative of Seller who contributed to the development of the Seller IP. Except as set forth on Schedule 4.13, to the knowledge of Seller, none of the officers or directors (including, with respect to the officers and directors, their family members by blood or marriage, e.g., parents, spouse, siblings, children and in-laws) owns, directly or indirectly, individually or collectively, any interest in any Person, which is either a competitor, potential competitor, customer or supplier of Seller or has an existing contractual relationship with Seller. To the knowledge of Seller, no employee of Seller, nor any consultant or independent contractor with whom Seller has contracted, in each case who contributed to the development of the Seller IP, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Seller, and to the knowledge of Seller, the continued employment or engagement by Purchaser of such Persons following the Closing will not result in any such violation. Seller has not received any notice alleging that any such violation has occurred.

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4.14       Environmental Matters. Seller has been at all times in compliance in all material respects with all Environmental Laws (as defined below). Seller has not received any notice or other communication (in writing or otherwise) that alleges that Seller is not in compliance with any Environmental Law, and to the knowledge of Seller, there are no circumstances that may prevent or interfere with Seller’s compliance with any Environmental Law in the future. “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substances (as defined below), (b) pollution or protection of employee health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances. “Hazardous Substance” means any waste, pollutant, substance, by-product or other material regulated under or referred to in any Environmental Law, including petroleum or petroleum-derived substances or wastes.

4.15       Compliance with Laws. Seller is not in violation of any law, order or other Legal Requirement that is applicable to the conduct of its Marketing Services Business or the ownership or use of any of the Purchased Assets. Seller has not received, at any time, any notice or other communication from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement that is applicable to the conduct of its Marketing Services Business or the ownership or use of any of the Purchased Assets. There are no legal or other similar proceedings pending or, to the knowledge of Seller, threatened against Seller that is applicable to the conduct of its Marketing Services Business or the ownership or use of any of the Purchased Assets by any Governmental Body, nor are there any outstanding orders limiting Seller in the operation of the Marketing Services Business.

4.16       Permits. Seller has all permits required for the ownership, use and operation of all its property and assets, both real and personal used in the Marketing Services Business, and all other permits which are necessary or proper for the conduct of the Marketing Services Business. The permits identified on Schedule 4.16 constitute all the permits necessary to enable Purchaser to operate the Marketing Services Business after the Closing. Each permit is presently valid and in full force and effect; no Proceeding is pending or threatened to revoke, limit or negate any such permit; and no such permit has ever been revoked, limited or negated nor has such action been threatened. Immediately after the Closing, each permit being transferred as a Purchased Asset will be valid and in full force and effect with respect to Purchaser and will not be subject to any pending or threatened Proceeding to be revoked, limited or negated. Seller does not know and has no reason to know of any facts or circumstances which would reasonably be expected to prevent renewal of the permits listed on Schedule 4.16 by Purchaser after the Closing prior to their scheduled expiration or require additional permits. Seller is in compliance in all material respects with the permits listed on Schedule 4.16.

4.17       Taxes.

(a)          Each Tax required to have been paid by Seller and which Tax is not, in good faith, being contested, has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by Seller has been timely and duly withheld and collected; and (to the extent required) each such Tax has been timely paid to the appropriate Governmental Body.

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(b)          No Claim or other Proceeding is pending or has been threatened against or related to Seller in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Seller from any Governmental Body. Seller has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (as defined below) or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. “Code” means the Internal Revenue Code of 1986, as amended.

(c)          Seller is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(d)          Seller has no net operating losses or other tax attributes presently subject to limitation under Code Sections 382, 383, or 384, or the federal consolidated return regulations.

4.18       No Finder’s Fee. Except with respect to Barrington Advisory Group, none of Seller or any of their officers, directors, agents or employees has incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or similar amounts with respect to the Transactions.

4.19       Accuracy of Information Furnished. No statement or information contained in any representation herein of Seller, or in any schedule, certificate or other document or information furnished (or to be furnished) in writing, in connection with this Agreement or the Transactions, by or on behalf of Seller to Purchaser or its agents, contains any untrue statement of a material fact. There are no facts or circumstances not fully disclosed in this Agreement or the schedules hereto which should be disclosed to Purchaser in order to make any of the representations or warranties made by Seller herein not misleading in any material respect.

4.20       Product Warranty and Product Liability.

(a)          Schedule 4.20(a) sets forth complete and correct copies of all warranties and guaranties, and written descriptions of any oral warranties or guaranties, given by Seller currently in effect with respect to the products and services of the Marketing Services Business. No warranties have been given with respect to Seller’s Products and services relating to the Marketing Services Business other than those for which complete and correct copies have been made available to Purchaser, and no oral warranties have been given or made other than those described in Schedule 4.20(a). There have not been any deviations from or modification to such warranties and guaranties, and none of the salesmen, employees, distributors and agents of Seller is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties. Seller has not received any warranty claims, has any no warranty claims pending, or, to the knowledge of Seller, is not threatened with any warranty claims under any Seller Contract, and, to the knowledge of Seller, there is no basis for any such claim.

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(b)          There are no material defects in the design or manufacture of any of the Seller Products and each of the Seller Products that has been manufactured, authored, distributed, sold, rendered, offered or provided, as the case may be, to any Person conformed and complied with the terms and requirements of any applicable warranties and guaranties and with all applicable laws. Seller has not received any written notice of a claim against Seller alleging a design or other defect in any Seller Products, and, to the knowledge of Seller, there is no basis for any such claim. None of the Seller Products that has been manufactured, authored, distributed sold, rendered, offered or provided, as the case may be, has been the subject of any recall or other similar action and, to the knowledge of Seller, no event has occurred, and no condition or circumstance exists, that could (with or without notice or lapse of time) give rise to or serve as a basis for any such recall or other similar action relating to any such product.

4.21       Insurance. A summary of Seller’s insurance policies is set forth on Schedule 4.21. With respect to such policies, (a)  Seller is not in default in any material respect under any such policies and there is no material inaccuracy in any application for such policies or any predecessor policies, (b) to Seller’s knowledge, Seller’s activities and operations have been conducted in a manner so as to conform to the applicable provisions of such policies, and (c) Seller has not received a notice of cancellation, non-renewal or premium increase with respect to any such policy. Seller has paid all premiums due, and has otherwise performed all of its obligations under each policy.

5.           Covenants of the Parties.

5.1         Accounts Payable. Purchaser is responsible for payment of all accounts payable listed among or related to any of the Assumed Liabilities set forth on Schedule 1.2 following the Closing. Seller shall be responsible for payment of accounts payable that are related to the Marketing Services Business but are not listed among or related to any of the Assumed Liabilities set forth on Schedule 1.2 as follows:

(a)          Seller is responsible for payment for goods or services provided prior to the Closing;

(b)          Purchaser is responsible for payment for goods or services provided after the Closing.

5.2         Accounts Receivable. From and after the Closing, Purchaser shall have the right and authority to collect, for the account of Purchaser, all the accounts receivable for services provided under the Seller Contracts after the Closing. Seller agrees that it will transfer or deliver to Purchaser, promptly after the receipt thereof, any cash or other property which Seller receives after the Closing in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items related to services provided, or to be provided, after the Closing. Seller agrees that, in the event Seller breaches this Section 5.2, Seller shall pay all fees, including attorneys’ fees, incurred by Purchaser in enforcing its rights under this Section 5.2.

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5.3         Taxes. Seller will satisfy all of its obligations and Liabilities promptly as and when they become due or payable following or upon the Closing. Seller shall be and remain liable for and shall cause the payment of all Taxes arising from or in relation to the Transactions, including any sales or bulk transfer Taxes. In addition, Seller shall be liable for (and shall pay to Purchaser amounts equal to) all other Taxes with respect to the Purchased Assets that may be due after the Closing Date that are allocable to any period prior to and including the Closing Date. In order appropriately to apportion any of these Taxes relating to a period that includes (but that would not, but for this Section, close on) the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authorities to treat for all purposes the Closing Date as the last day of a taxable period of the Company, and such period shall be treated as a “Short Period” and a “Pre-Closing Period” for purposes of this Agreement. In any case where applicable law does not permit the Company to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the Purchased Assets for such Interim Period (as defined below) shall be: (i) in the case of Taxes that are not based on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period. “Interim Period” means with respect to any Taxes imposed on the Company on a periodic basis for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on and including the Closing Date. Within 90 days after the Closing, Seller shall provide Purchaser with an allocation of the aggregate consideration payable pursuant to this Agreement for the Purchased Assets among the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. No Party shall take any position inconsistent with the preceding two sentences for Tax purposes except as otherwise required by a Tax authority.

6.           Noncompetition; Nonsolicitation.

6.1         Covenant Not To Compete; Nonsolicitation. Seller agrees, for the period specified in this Section 6.1, not to directly or indirectly:

(a)          engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation or control of, or render services to, any Marketing Services Business whose products or activities compete in whole or in part with the Marketing Services Business, or products or activities of Purchaser, anywhere in the world, provided, however, that Seller may individually purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; or

(b)          either for itself or any other Person, (i) induce or attempt to induce any employee to leave the employ of Purchaser, (ii) in any way interfere with the relationship between Purchaser and any employee of Purchaser, (iii) employ or otherwise engage as an employee, independent contractor, or otherwise, any employee of Purchaser, or (iv) induce or attempt to induce any customer, supplier, licensee, or business relation of Purchaser to cease doing business with Purchaser, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of Purchaser.

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(c)          The foregoing agreements of noncompetition and nonsolicitation will be effective from the date of this Agreement for a period of five (5) years.

6.2         In the event of a breach by Seller of any covenant set forth in Section 6.1 above, the term of such covenant shall be extended by the period of duration of such breach, and Seller agrees to the entering of an injunction to enforce the covenant. In addition, Purchaser shall be entitled to all Purchaser Losses and injunctive or other relief for breach by Seller, as well as attorney’s fees and costs. For the avoidance of doubt, Purchaser’s allocation of the Purchase Price among the assets of Seller, including the determination of the allocation to this non-competition provision, will not affect or determine in any way the amount of Purchaser Losses (as defined below) Purchaser is entitled to for breach of this covenant.

7.           Indemnification.

7.1         Indemnification Obligations of Seller. Seller hereby agree to indemnify, defend and hold harmless Purchaser and its affiliates, each of their respective officers, directors, employees, stockholders, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any and all claims, liabilities, losses (whether or not involving a third party claim), costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of, relating to or in connection with any of the following:

(a)          any liability of Seller of any nature whatsoever except the Assumed Liabilities;

(b)          the breach or inaccuracy of any representation or warranty made by Seller in this Agreement or the Master Services Agreement or the secretary’s certificates delivered in accordance with Section 2.3(g) (collectively, the “Transaction Documents”);

(c)          the breach of any covenant, agreement or undertaking made by Seller in this Agreement or in any of the Transaction Documents;

(d)          any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or any other Persons retained or employed by or on behalf of Seller in connection with the transactions contemplated by this Agreement or any of the Transaction Documents, including, without limitation, any fees, expenses or other payments owed to Barrington Advisory Group;

(e)          the misclassification of any employee or independent contractor by Seller prior to the Closing; and

(f)          any fraud, willful misconduct or bad faith of Seller in connection with this Agreement or any of the Transaction Documents.

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The claims, liabilities, losses (including diminution in value of the Purchased Assets), costs, expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees and litigation expenses), penalties, fines, damages, shortages, assessments, tax deficiencies and taxes (including interest and penalties thereon) incurred in connection with the receipt of indemnification payments (including interest or penalties thereon) arising from or in connection with any such matter that is the subject of indemnification under this Section 7, whether or not foreseeable, of Purchaser Indemnified Parties described in this Section 7 as to which Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the “Purchaser Losses”.

7.2         Indemnification Obligations of Purchaser. Purchaser hereby agree to indemnify, defend and hold harmless Seller and its affiliates, officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all claims, liabilities, losses (whether or not involving a third party claim), costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of, relating to or in connection with any of the following:

(a)          the Assumed Liabilities;

(b)          the breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement or in any of the Transaction Documents;

(c)          the breach of any covenant, agreement or undertaking made by Purchaser in this Agreement or in any of the Transaction Documents;

(d)          any fees, expenses or other payments incurred or owed by Purchaser to any brokers, financial advisors or other Persons retained or employed by or on behalf of Purchaser in connection with the transactions contemplated by this Agreement or any of the Transaction Documents; and

(e)          any fraud, willful misconduct or bad faith of Purchaser in connection with this Agreement or any of the Transaction Documents.

The claims, liabilities, losses, costs, expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees and litigation expenses), penalties, fines, damages, shortages, assessments, tax deficiencies and Taxes (including interest and penalties thereon) incurred in connection with the receipt of indemnification payments (including interest or penalties thereon) arising from or in connection with any such matter that is the subject of indemnification under this Section 7, whether or not foreseeable, of the Seller Indemnified Parties described in this Section 7 as to which the Seller Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the “Seller Losses”.

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7.3         Indemnification Procedure.

(a)          Promptly after receipt by a Purchaser Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a third party (including any governmental entity) of any complaint or the commencement of any Proceeding (as defined below) with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Losses or Seller Losses, as the case may be, such Indemnified Party shall notify Seller or Purchaser, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or of notice of the commencement of such Proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within ten (10) days thereafter assuming full responsibility for any Purchaser Losses or Seller Losses, as the case may be, resulting from such Proceeding, to assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. If, however, the Indemnifying Party declines or fails to assume the defense of the Proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such ten (10) day period, then such Indemnified Party may employ counsel to represent or defend it in any such Proceeding and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single Proceeding. In any Proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter. For purposes of this Section 7, “Proceeding” means actions, suits, claims, reviews, audits, investigations and legal, administrative or arbitration proceedings.

(b)          No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to this Section 7.3 or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (A) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (B) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (C) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of its affiliates.

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(c)          In the event any Indemnified Party should have a claim for indemnity against any Indemnifying Party that does not involve a third party claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. Such notice shall specify the basis for such claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 7.3, it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 7.4 of this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Section 7, or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Section 7, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, the Indemnifying Party and the Indemnified Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within ten (10) business days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

(d)          If an Indemnifying Party disputes all or any portion of a claim for indemnification under this Section 7, the Indemnifying Party must provide written notice (a “Disagreement Notice”) of its objection (detailing the objection) to the Indemnified Party within ten (10) business days after the receipt of the notice from the Indemnified Party. Failure by the Indemnifying Party to give such Disagreement Notice shall be deemed acknowledgment and agreement by the Indemnifying Party that the Indemnifying Party is liable for that portion of the claim as to which no objection is made. If a Disagreement Notice is provided by the Indemnifying Party to the Indemnified Party within the time required, for a twenty (20) day period thereafter the Indemnified Party and the Indemnifying Party shall attempt in good faith to resolve any differences that they may have with respect to any matter specified in the Disagreement Notice. If, at the end of such twenty (20) day period, the Indemnified Party and the Indemnifying Party have failed to reach written agreement with respect to all of such matters, then any Party shall be entitled to pursue any remedy at law or in equity.

7.4         Claims Period. For purposes of this Agreement, a “Claims Period” shall be the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party. The Claims Periods under this Agreement shall begin on the date hereof and expire at 6:00 PM Pacific time 120 days following Closing. Notwithstanding the foregoing, if, prior to the expiration of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

7.5         Exclusive Remedies. The remedies provided in this Agreement shall be the exclusive remedies of the Parties in respect of any matter arising out of or in connection with this Agreement and the Transaction Documents. In the event of a claim for indemnity in favor of a Party, such Party shall be entitled to a credit (if the claim is in favor of Seller) or a deduction (if in favor of the Purchaser) with respect to the amount of Contingent Consideration or Additional Contingent Consideration.

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7.6           Threshold. Notwithstanding anything in this Section 7, the obligations of any Indemnifying Party pursuant to Section 7.1(b) or Section 7.2(b), as the case may be, shall not apply to any Purchaser Losses or Seller Losses, as the case may be, until the aggregate of all such Purchaser Losses or Seller Losses, as applicable, exceeds $30,000, in which case the Indemnifying Party shall be liable from the first dollar of such losses (the “Basket”); provided, however, that the Basket shall not apply to any fraud or intentional misrepresentation by an Indemnifying Party.

8.          Brokers. Except for Seller’s use of Barrington Advisory Group, each of the Parties represents that it has dealt with no other broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other Person, other than Barrington Advisory Group, may claim an entitlement to any commission or finder’s fee in connection with any of such transactions.

9.          Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any dispute or claim arising out of or relating to this Agreement shall be brought or otherwise commenced only in the Bankruptcy Court, and each of the Parties hereby consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such proceeding. The prevailing party shall be entitled to recover its costs, including reasonable attorney’s fees and costs, in any legal proceeding arising out of this Agreement.

10.         Assignment; Successors in Interest. No assignment or transfer by any Party of its rights and obligations under this Agreement will be made or shall be valid except with the prior written consent of the other Party. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

11.         No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

12.         Entire Agreement; Amendment. This Agreement, its schedules and its exhibits constitute the entire agreement between the Parties and supersede all prior negotiations, agreements and arrangements, whether oral or written, between them with respect to its subject matter. This Agreement may only be amended by the mutual written consent of the Parties.

13.         Further Assurances. Each of the Parties shall deliver to the other Party such further information and documents and shall execute and deliver to the other Party such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

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14.         Transaction Costs. Each Party will pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel.

15.         Termination. Purchaser may terminate this Agreement in its sole discretion if Seller has not filed a Sale Motion on or before October 10, 2014 or scheduled a hearing on the Sale Motion on or before November 7, 2014.

16.         Counterparts. This Agreement may be executed in multiple counterparts and may be delivered via facsimile, electronic mail in portable document format or other means intended to preserve the original graphical content of a signature. Any such counterpart shall constitute an original signature and all of which taken together shall constitute one and the same instrument.

[SIGNATURES FOLLOW ON THE NEXT PAGE]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

SELLER

Archer USA Inc.

By:	/s/ Matthew Harris
Name: Matthew Harris
Title: Chief Executive Officer

PURCHASER

Waterfall International Inc.

By:	/s/ Matthew Sechrest
Name: Matthew Sechrest
Title: Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

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Exhibit A

Form of Master Services and Software License Agreement

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